Exhibit 99.1

Finjan Provides Shareholders with Update for the 3rd Quarter of 2015

Received Favorable Ruling in Blue Coat Trial
Launched New Businesses – CybeRiskTM Security Solutions Ltd. and
Finjan’s Mobile Secure Browser

E. PALO ALTO, CA –11/10/15—Finjan Holdings, Inc. (NASDAQ: FNJN) a cybersecurity company, is providing shareholders with an update on its key accomplishments during its third quarter ended September 30, 2015 and other subsequent events.

Strategic Highlights:

•	Ruling in favor of Finjan for nearly $40 million in damages as a result of Finjan patents being found valid and infringed by a jury at the conclusion of the Blue Coat trial;

•	Continued to increase CybeRiskTM Security Solutions Ltd. presence with recent expansion into the United Kingdom;

•	Reentered the world of development with release of the Finjan Mobile Secure Browser available for Apple and Android platform devices;

•	United States Patent and Trademark office (USPTO) granted Finjan Inc. its 23rd U.S. Patent, the ‘786 patent for Malicious Mobile Code Protection;

•	Patent Trial and Appeal Board (PTAB) denied dual petitions for inter partes review (IPR) by Sophos for Finjan’s patents ‘494 and ‘926;

•	Reported $7.2 million in cash with an additional $2.3 million to be paid from existing license agreements over the next five months; and

•	Announced appointment of new board member, Gary Moore, previous President and COO of Cisco.

"The third quarter represented one of growth after the announcement of our two new emerging businesses units, mobile security and cybersecurity advisory services. We recently launched our first mobile security product in the Finjan Mobile Secure Browser, established our international CybeRisk Security Solutions advisory business in Israel, and continue to have our innovation recognized by the US Patent Office with the issuance of our 23rd US patent.  We are ahead of plan for our advisory business with the recent expansion of CybeRisk into London and the addition of Gary Moore to the Finjan Board to provide guidance on our growth and expansion globally,” said Phil Hartstein, President and CEO of Finjan. “As we look ahead we remain enthusiastic about our diversification as a public company focused in the cybersecurity sector. We carefully manage our cash position while balancing our 20 years of expertise in technology investments to create long-term value for our licensees, shareholders and investors.”

Third Quarter Licensing and Litigation Review:

On August 4, 2015, the jury in Finjan, Inc. v. Blue Coat Systems Inc. (5:13-cv-03999-BLF) returned a unanimous verdict that each of the Finjan asserted patents are valid and enforceable.  Further, the jury returned a unanimous verdict that Finjan’s U.S. Patent Nos. 6,154,844 (the "'844 Patent"), 6,804,780 (the "'780 Patent"), 6,965,968 (the "'968 Patent"), and the 7,418,731 (the "'731 Patent") were literally infringed by Blue Coat, and that U.S. Patent No. 7,647,633 (the "'633 Patent") was infringed by Blue Coat under the Doctrine of Equivalents.  Upon the findings of infringement, the jury also decided that Finjan was entitled to $39.5 million in damages as reasonable royalties for Blue Coat's infringement.

On July 15, 2015 Finjan also filed a second patent infringement lawsuit against Blue Coat Systems, Inc. (Blue Coat), alleging infringement of seven Finjan patents relating to new infringing Blue Coat products and services. The Complaint (5:15-cv-03295, Docket No. 1), filed July 15, 2015, in the U.S. District Court for the Northern District of California, alleges that Blue Coat's new products and services infringe seven Finjan patents. In particular, Finjan is asserting infringement of U.S. Patent Nos. 6,154,844; 6,965,968; 7,418,731; 8,079,086; 8,225,408; 8,566,580; 8,677,494; four of which are being asserted against Blue Coat for the first time.

In Finjan, Inc. v. Palo Alto Networks, Inc. (3:14-cv-04908-EMC, Docket: 56), the matter has been reassigned from Honorable Judge Edward Chen in the San Francisco division to the Honorable Judge Phyllis Hamilton, the Chief Judge in the Oakland division (4:14-cv-04908-PJH, Docket: 57). Although a trial date had not yet been set by Judge Chen, all pending dates set by Judge Chen will be reset by Judge Hamilton in accordance with her calendar.

In Finjan, Inc. v. Symantec Corp. (3:14-cv-02998, Docket: 108), the Honorable Judge Haywood S. Gilliam, Jr. presiding in the San Francisco division has stayed the case pending a decision by the US Patent and Trademark Office (USPTO) on whether to institute Inter Partes Review (IPR) of Finjan's patent claims in five of eight patents asserted against Symantec. An IPR is a trial proceeding conducted at the Patent Trial and Appeal Board (PTAB) of the USPTO to review the patentability of claims in a patent. Depending on the PTAB's decision on whether or not to institute those IPRs, Judge Gilliam will determine whether to extend the stay.

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan
Facebook: facebook.com/FinjanHoldings
Finjan Mobile Defense Challenge 2015: contest.finjan.com

Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Vanessa Winter | Finjan
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
(650) 282-3245 | investors@finjan.com

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the outcome of pending or future enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings’ intended plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.